Free Writing Prospectus	Filed Pursuant to Rule 433(d)
Dated April 27, 2006	Registration Statement No. 333-123757

FINAL TERM SHEET
Dated April 27, 2006

Issuer:	Japan Finance Corporation for Municipal Enterprises (JFM)

Rating:	Aaa/AA-

Guarantee:	Payments of principal and interest on the bonds are unconditionally and irrevocably guaranteed by Japan.

Currency / Size:	JPY 120,000,000,000

Denomination:	JPY 10,000,000

Pricing date:	April 27, 2006

Settlement date:	May 9, 2006

Maturity date	May 9, 2016

Coupon:	2.00% (Semi-Annual, Act/365)

Interest payment dates:	Every May 9 and November 9 of each year, commencing November 9, 2006

Redemption price:	100%

Issue price:	99.838%

Spread:	JB#278 + 6.0bp

Joint Lead Managers	Deutsche Bank AG, London Branch
Merrill Lynch International
Nomura International plc.

Co-lead Managers	BNP Paribas
Citigroup Global Markets Limited Inc
Credit Suisse Securities (Europe) Limited
Goldman Sachs International
Mizuho International plc
Morgan Stanley & Co. International Limited

Format:	SEC Registered

Clearing Systems:	Euroclear and Clearstream (International global bond held at the common depositary); DTC
(DTC global bond)

International global bond ISIN:	XS0252567515

International global bond Common Code:	025256751

DTC global bond ISIN:	US471060AP84

DTC global bond CUSIP:	471060AP8

Listing	London Stock Exchange
You can Access the issuer’s most recent prospectus satisfying the requirements of Section 10 of the United States Securities Act at the following website: http://www.sec.gov/Archives/edgar/data/837335/000114554906000513/k01089e424b5.htm
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, any Manager participating in the offering will arrange to send you the prospectus, which you may request by calling collect at +44 (0)20 7521 5652.